                                                                     EXHIBIT 4.1

                                                                  EXECUTION COPY

                               LENNAR CORPORATION,

                                   as Issuer,

                           THE GUARANTORS NAMED HEREIN

                                       and

                        J.P. MORGAN TRUST COMPANY, N.A.,
                                 as successor to
                       The First National Bank of Chicago,

                                   as Trustee

                         SEVENTH SUPPLEMENTAL INDENTURE

                           DATED AS OF MARCH 19, 2004

                                  TO INDENTURE

                          DATED AS OF DECEMBER 31, 1997

                                   Relating To

                       Senior Floating-Rate Notes Due 2009

      SEVENTH SUPPLEMENTAL INDENTURE, dated as of March 19, 2004 (the "Supplemental Indenture"), to Indenture, dated as of December 31, 1997, among Lennar Corporation (the "Company"), a Delaware corporation having its principal office at 700 N.W. 107th Avenue, Miami, Florida 33172, each of the Guarantors named herein, and J.P. Morgan Trust Company, N.A., as successor to The First National Bank of Chicago, N.A. (the "Trustee"), a national banking association, organized under the laws of the United States of America which has its corporate trust office at 10151 Deerwood Park Blvd., Building 400, 5th Floor, Jacksonville, Florida 32256.

                             RECITALS OF THE COMPANY

      WHEREAS, the Company has heretofore executed and delivered to the Trustee an Indenture, dated as of December 31, 1997 (the "Indenture"), providing for the issuance from time to time of its notes and other evidences of unsecured indebtedness, to be issued in one or more series as therein provided ("Securities");

      WHEREAS, Section 2.02 of the Indenture provides that the Company and the Trustee, at any time and from time to time, may enter into an indenture which supplements the Indenture to establish the terms of Securities of any series;

      WHEREAS, the Company has duly authorized the creation of an issue of Securities to be known as the Senior Floating-Rate Notes Due 2009 (the "Notes") and to be guaranteed by the Guarantors, and to provide therefor the Company and the Guarantors have duly authorized the execution and delivery of this Supplemental Indenture; and

      WHEREAS, all things necessary to make the Notes, when executed by the Company and authenticated and delivered hereunder, the valid obligations of the Company, and to make this Supplemental Indenture a valid agreement of the Company and the Guarantors, in accordance with their and its terms, have been done.

     NOW, THEREFORE, THIS SEVENTH SUPPLEMENTAL INDENTURE WITNESSETH:

      For and in consideration of the premises and the purchase of the Notes by the Holders thereof, each party agrees for the benefit of each other party and for the equal and ratable benefit of the Holders of the Notes, as follows:

                                   ARTICLE ONE

                                   DEFINITIONS

      SECTION 1.01. Capitalized terms used but not defined in this Supplemental Indenture shall have the meanings ascribed to them in the Indenture.

      SECTION 1.02. References in this Supplemental Indenture to section numbers shall be deemed to be references to section numbers of this Supplemental Indenture unless otherwise specified.

      SECTION 1.03. In the case of capitalized terms defined in this Supplemental Indenture that are also defined in the Indenture, the meanings ascribed to such terms in this Supplemental Indenture shall apply with respect to the Notes.

      SECTION 1.04. For purposes of this Supplemental Indenture, the following terms have the meanings ascribed to them as follows:

      "3 Month LIBOR Rate" means the rate for deposits in U.S. dollars for the 3-month period commencing on the applicable Interest Reset Date which appears on Telerate Page 3750 at approximately 11:00 a.m., London time, on the second London banking day prior to the applicable Interest Reset Date. If this rate does not appear on Telerate Page 3750, the Calculation Agent will determine the rate on the basis of the rates at which deposits in U.S. dollars are offered by four major banks in the London interbank market (selected by the Calculation Agent) at approximately 11:00 a.m., London time, on the second London banking day prior to the applicable Interest Reset Date to prime banks in the London interbank market for a period of three months commencing on that Interest Reset Date and in a principal amount equal to an amount not less than $1,000,000 that is representative for a single transaction in such market at such time. In such case, the Calculation Agent will request the principal London office of each of the aforesaid major banks to provide a quotation of such rate. If at least two such quotations are provided, the rate for that Interest Reset Date will be the arithmetic mean of the quotations, and, if fewer than two quotations are provided as requested, the rate for that Interest Reset Date will be the arithmetic mean of the rates quoted by major banks in New York City, selected by the Calculation Agent, at approximately 11:00 a.m., New York City time, on the second London banking day prior to the applicable Interest Reset Date for loans in U.S. dollars to leading European banks for a period of three months commencing on that Interest Reset Date and in a principal amount equal to an amount not less than $1,000,000 that is representative for a single transaction in such market at such time. A London banking day is any Business Day in which dealings in U.S. dollars are transacted in the London interbank market.

      "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, "control" when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

      "Capital Stock" means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated) of or in such Person's capital stock or other equity interests, and options, rights or warrants to purchase such capital stock or other equity interests, whether now outstanding or issued after the Issue Date.

      "Consolidated Net Tangible Assets" means the total amount of assets which would be included on a consolidated balance sheet of the Company and the Restricted Subsidiaries under GAAP (less applicable reserves and other properly deductible items) after deducting therefrom:

  (A) all short-term liabilities, i.e., liabilities payable by their terms less than one year from the date of determination and not renewable or extendable at the option of the obligor for a period ending more than one year after such date, and liabilities in respect of retiree benefits other than pensions for which the Restricted Subsidiaries are required to accrue pursuant to Statement of Financial Accounting Standards No. 106;

  (B) investments in Subsidiaries that are not Restricted Subsidiaries; and

  (C) all assets reflected on the Company's balance sheet as the carrying value of goodwill, trade names, trademarks, patents, unamortized debt discount, unamortized expense incurred in the issuance of debt and other intangible assets.

      "Default Interest Payment Date" has the meaning provided in Section 2.03.

      "Depositary" has the meaning provided in Section 3.01.

      "Event of Default" has the meaning provided in Section 5.01.

      "Final Maturity" or "Final Maturity Date" shall be March l9, 2009.

      "Funded Debt" of any Person means all Indebtedness for borrowed money created, incurred, assumed or guaranteed in any manner by such person, and all Indebtedness, contingent or otherwise, incurred or assumed by such person in connection with the acquisition of any business, property or asset, which in each case matures more than one year after, or which by its terms is renewable or extendible or payable out of the proceeds of similar Indebtedness incurred pursuant to the terms of any revolving credit agreement or any similar agreement at the option of such person for a period ending more than one year after the date as of which Funded Debt is being determined; provided, however, that Funded Debt shall not include (i) any Indebtedness for the payment, redemption or satisfaction of which money (or evidences of indebtedness, if permitted under the instrument creating or evidencing such indebtedness) in the necessary amount shall have been irrevocably deposited in trust with a trustee or proper depository either on or before the maturity or redemption date thereof or (ii) any Indebtedness of such person to any of its subsidiaries or of any subsidiary to such person or any other subsidiary or (iii) any Indebtedness incurred in connection with the financing of operating, construction or acquisition projects, provided that the recourse for such indebtedness is limited to the assets of such projects.

      "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, as in effect on the Issue Date.

      "Global Securities" means with respect to the Notes issued hereunder, a Note or Notes executed by the Company and authenticated and delivered by the Trustee to the Depositary or pursuant to the Depositary's instruction, all in accordance with this Supplemental Indenture and any supplemental indentures hereto, if any, or a certified resolution of the Board of Directors and pursuant to a written request by the Company, which shall be registered in the name of the Depositary or its nominee and which shall represent, and shall be denominated in an amount equal to the aggregate principal amount of, all of the outstanding Notes or any portion thereof, in either case having the same terms, including, without limitation, the same original Issue Date.

      "Guarantee" has the meaning provided in Section 8.01.

      "Guarantor" means (1) initially, each of the Guarantors named on the signature pages of this Supplemental Indenture, and (2) each of the Company's Subsidiaries which becomes a guarantor of the Notes pursuant to the provisions of this Supplemental Indenture.

      "Indebtedness" means, with respect to the Company or any Subsidiary, and without duplication, (a) the principal of and premium, if any, and interest on, and fees, costs, enforcement expenses, collateral protection expenses and other reimbursement or indemnity obligations in respect to all indebtedness or obligations of the Company or any Subsidiary to any Person, including but not limited to banks and other lending institutions, for money borrowed that is evidenced by a note, bond, debenture, loan agreement, or similar instrument or agreement (including purchase money obligations with original maturities in excess of one year and noncontingent reimbursement obligations in respect of amounts paid under letters of credit); (b) all reimbursement obligations and other liabilities (contingent or otherwise) of the Company or any Subsidiary with respect to letters of credit, bank guarantees or bankers' acceptances, (c) all obligations and liabilities (contingent or otherwise) in respect of leases of the Company or any Subsidiary required, in conformity with generally accepted accounting principles, to be accounted for as capital lease obligations on the balance sheet of the Company, (d) all obligations of the Company or any Subsidiary (contingent or otherwise) with respect to an interest rate or other swap, cap or collar agreement or other similar instrument or agreement or foreign currency hedge, exchange, purchase or similar instrument or agreement,
(e) all direct or indirect guaranties or similar agreements by the Company or any Subsidiary in respect of, and obligations or liabilities (contingent or otherwise) of the Company or such Subsidiary to purchase or otherwise acquire, or otherwise assure a creditor against loss in respect of, indebtedness, obligations or liabilities of another Person of the kind described in clauses
(a) through (d), (f) any indebtedness or other obligations, excluding any operating leases the Company or any Subsidiary is currently (or may become) a party to, described in clauses (a) through (d) secured by any Lien existing on property which is owned or held by the Company or Subsidiary, regardless of whether the indebtedness or other obligation secured thereby shall have been assumed by the Company or such Subsidiary and (g) any and all deferrals, renewals, extensions and refinancing of, or amendments, modification or supplements to, any indebtedness, obligation or liability of the kind described in clauses (a) through (f).

      "Indenture" has the meaning provided in the Recitals.

      "Interest Payment Date" means the stated maturity of an installment of interest on the Notes.

      "Interest Reset Date" has the meaning provided in Section 2.01(4).

      "Issue Date" means March 19, 2004.

      "Lien" means any mortgage, pledge, lien, encumbrance, charge or security interest of any kind.

      "Non-Recourse Indebtedness" means any of the Company's or any Restricted Subsidiary's Indebtedness for which the holder of such Indebtedness has no recourse, directly or indirectly, to the Company or such Restricted Subsidiary for the principal of, premium, if any, and interest on such Indebtedness, and for which the Company or such Restricted Subsidiary is not, directly or indirectly, obligated or otherwise liable for the principal of, premium, if any, and interest on such Indebtedness, except pursuant to mortgages, deeds of trust or other security interests or other recourse, obligations or liabilities, in respect of specific land or other real property interests of the Company or such Restricted Subsidiary securing such Indebtedness; provided, however, that recourse, obligations or liabilities solely for indemnities, breaches of warranties or representations contained in such mortgages, deeds of trust or grants of security interests in respect of Indebtedness will not prevent that Indebtedness from being classified as Non-Recourse Indebtedness.

      "Obligations" means all obligations for principal, premium, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing the Notes.

      "Paying Agent" means the office or agency designated by the Company where Notes may be presented for payment.

      "Permitted Liens" has the meaning provided in Section 4.01.

      "Permitted Sale-Leaseback Transactions" has the meaning provided in
Section 4.02.

      "Person" means any individual, corporation, partnership, limited liability company, joint venture, joint-stock company, trust, unincorporated organization or government or any government agency or political subdivision.

      "Property" of any Person means all types of real, personal, tangible, intangible or mixed property owned by such Person, whether or not included in the most recent consolidated balance sheet of such Person and its Subsidiaries under GAAP.

      "Record Date" means the Record Dates specified in the Notes.

      "Redemption Date" when used with respect to any Note to be redeemed, means the date fixed for such redemption by or pursuant to this Supplemental Indenture.

      "Redemption Price" when used with respect to any Note to be redeemed, means the price at which it is to be redeemed pursuant to this Supplemental Indenture.

      "Restricted Subsidiary" means any Guarantor.

      "Sale-Leaseback Transaction" means a sale or transfer made by the Company or a Restricted Subsidiary of any property which is either (A) a manufacturing facility, office building or warehouse whose book value equals or exceeds 1% of Consolidated Net Tangible Assets as of the date of determination, or (B) another property (not including a model home) which exceeds 5% of Consolidated Net Tangible Assets as of the date of determination, if such sale or transfer is made with the agreement, commitment or intention of leasing such property to the Company or a Restricted Subsidiary.

      "Securities" has the meaning provided in the Recitals.

      "Senior Secured Credit Facilities" means the senior secured credit facilities dated as of May 3, 2000, as amended and restated through May 30, 2003 between the Company and Bank One N.A., as administrative agent, and the other lenders party thereto.

      "Special Record Date" has the meaning provided in Section 2.01(4).

      "Supplemental Indenture" has the meaning provided in the Preamble.

      "Subsidiary" means (i) a corporation or other entity of which a majority in voting power of the stock or other interests is owned by the Company, by a Subsidiary of the Company or by the Company and one or more Subsidiaries of the Company or (ii) a partnership, the sole general partner of which is the Company or any Subsidiary.

      "Telerate Page 3750" means the display page with that designation on the Moneyline Telerate, Inc. (or such other page as may replace that page on that service or any successor service as the place where the London interbank offered rates of major banks are displayed).

      "Trustee" means the person named as such in this Supplemental Indenture and, subject to the provisions of Article Seven of the Indenture, any successor to that person.

                                   ARTICLE TWO

                       SENIOR FLOATING-RATE NOTES DUE 2009

      SECTION 2.01. Creation of Series. In accordance with Section 2.02 of the Indenture, there is hereby created a series of Securities under the Indenture entitled "Senior Floating-Rate Notes Due 2009".

      (1) The form of the Notes is attached hereto as Exhibit A, and the form of the certificate of authentication is included as part of Exhibit A.

      (2) Subject to Section 2.02 of the Indenture and applicable law, the aggregate principal amount of the Notes which may be authenticated and delivered on the Issue Date shall not exceed $250,000,000; provided that, the Company may, without the consent of the Holders, issue additional Notes under this Supplemental Indenture at any time hereafter and may issue Securities of any other series under the Indenture at any time hereafter.

      (3) The aggregate principal amount of the Notes shall be payable on the Final Maturity Date unless earlier repaid in accordance with this Supplemental Indenture.

      (4) The unpaid principal amount of the Notes shall bear interest at the 3 Month LIBOR Rate plus 0.75% per year until paid or duly provided for, such interest to accrue from March 19, 2004, or from the most recent Interest Payment Date to which interest has been paid or duly provided for. The 3 Month LIBOR Rate will be reset quarterly on each Interest Payment Date (each, an "Interest Reset Date"), beginning on June 19, 2004. The initial interest rate will be 1.86%. The Calculation Agent will, upon the request of the Holder of any Note, provide the interest rate then in effect. The Calculation Agent shall be J.P. Morgan Trust Company, N.A. until such time as the Company appoints a successor Calculation Agent. All calculations made by the Calculation Agent in the absence of manifest error shall be conclusive for all purposes and binding on the Company and the Holders of the Notes. The Company may appoint a successor Calculation Agent with the written consent of the Trustee. Interest shall be paid quarterly in arrears on each Interest Payment Date to the Person or Persons in whose name the Notes are registered on the Record Date for such Interest Payment Date; provided that interest payable at Final Maturity or on a Redemption Date shall be paid to the Person to whom principal is payable. Any such interest that is not so punctually paid or duly provided for shall forthwith cease to be payable to the Holders on such Record Date and may either be paid to the Person or Persons in whose name the Notes are registered at the close of business on a Special Record Date ("Special Record Date"), notice whereof shall be given to Holders of the Notes not less than ten (10) days prior to such Special Record Date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange, if any, on which the Notes may be listed, and upon such notice as may be required by any such exchange, all as more fully provided in the Indenture. Payments of interest on the Notes shall include interest accrued to but excluding the respective Interest Payment Dates. Interest payments for the Notes shall be computed and paid on the basis of a 360-day year and the actual number of days elapsed. In the event that any Interest Payment Date on the Notes is not a Business Day (other than an Interest Payment Date that falls on the Final Maturity or a Redemption Date ), then such Interest Payment Date will be postponed to the next succeeding day that is a Business Day. If the Interest Payment Date falling on the Final Maturity is not a Business Day then the interest payment due on that date will be paid on the next Business Day and no additional interest will accrue. All percentages resulting from any calculation of the interest rate with respect to the Notes will be rounded, if necessary, to the nearest one-hundred thousandth of a percentage point, with five one-millionths of a percentage point rounded upwards (e.g., 9.876545% (or ..09876545) being rounded to 9.87655% (or .0987655) and 9.876544% (or .09876544)
being rounded to 9.87654% (or .0987654)), and all dollar amounts in or resulting from any such calculation will be rounded to the nearest cent (with one-half cent being rounded upwards).

      (5) All amounts payable in connection with the Notes shall be denominated and payable in the lawful currency of the United States.

      (6) The Notes shall be payable, and may be presented for registration of transfer and exchange, without service charge, at the office of the Company maintained for such purpose in New York, New York, which shall initially be the office or agency of the Trustee.

      (7) The Notes shall not be convertible into any class of capital stock of the Company.

      (8) In the event that Notes are authenticated and delivered subsequent to the date hereof pursuant to Section 2.01(2) hereof, the Company shall obtain the same "CUSIP" number for such Notes as is printed on the Notes outstanding at such time.

      (9) Notwithstanding the foregoing, all Notes issued under this Supplemental Indenture shall vote and consent together on all matters (as to which any of such Notes may vote or consent) as the same series and no Notes issued subsequent to the date hereof will have the right to vote or consent as a separate series on any matter.

      SECTION 2.02. Optional Redemption by the Company.

      (1) Right to Redeem; Notice to Trustee. The Company, at its option, may redeem the Notes in accordance with the provisions of paragraphs 5 and 6 of the Notes. If the Company elects to redeem Notes pursuant to paragraph 5 of the Notes, it shall notify the Trustee in writing of the Redemption Date, the principal amount of Notes to be redeemed and the Redemption Price that would be in effect if such Notes were being redeemed on the date of the notice. The Company shall give the notice to the Trustee provided for in this Section 2.02(1) at least 30 days but not more than 60 days before the Redemption Date (unless a shorter notice shall be satisfactory to the Trustee).

      (2) Notice of Redemption. At least 30 days but not more than 60 days before a Redemption Date, the Company shall mail or cause to be mailed a notice of redemption by first-class mail to the Trustee and to each Holder of Notes to be redeemed at such Holder's address as it appears on the Note register.

      The notice shall identify the Notes to be redeemed and shall state:

            (a) the Redemption Date;

            (b) the Redemption Price that would be in effect if such Notes were being redeemed on the date of the notice;

            (c) the name and address of the Paying Agent;

            (d) that Notes called for redemption must be presented and surrendered to the Paying Agent to collect the Redemption Price;

            (e) that interest on Notes called for redemption shall cease to accrue on and after the Redemption Date and, unless the Company defaults in making the redemption payment, the only remaining right of the Holder shall be to receive payment of the Redemption Price upon presentation and surrender to the Paying Agent of the Notes;

            (f) if fewer than all the outstanding Notes are to be redeemed, the certificate number and principal amounts of the particular Notes to be redeemed; and

            (g) the CUSIP number or numbers for the Notes called for redemption.

      At the Company's request, the Trustee shall give the notice of redemption in the Company's name and at the Company's expense.

      (3) Effect of Notice of Redemption. Once notice of redemption is mailed, Notes called for redemption become due and payable on the Redemption Date and at the Redemption Price stated in the notice. Upon presentation and surrender to the Paying Agent, Notes called for redemption shall be paid at the Redemption Price.

      (4) Sinking Fund. There shall be no sinking fund provided for the Notes.

      SECTION 2.03. Defaulted Interest. The Company shall pay interest on overdue principal from time to time on demand at the rate of interest borne by the Notes. The Company shall, to the extent lawful, pay interest on overdue installments of interest (without regard to any applicable grace periods) from time to time on demand at the rate of interest borne by the Notes. All such interest will be computed on the basis of a 360-day year and the actual number of days elapsed.

      If the Company defaults in a payment of interest on the Notes, it shall pay the defaulted interest, plus (to the extent lawful) any interest payable on the defaulted interest, to the Persons who are Holders on a subsequent special record date, which special record date shall be the fifteenth day next preceding the date fixed by the Company for the payment of defaulted interest or the next succeeding Business Day if such date is not a Business Day. The Company shall notify the Trustee in writing of the amount of defaulted interest proposed to be paid on each Note and the date of the proposed payment (a "Default Interest Payment Date"), and at the same time the Company shall deposit with the Trustee an amount of money equal to the aggregate amount proposed to be paid in respect of such defaulted interest or shall make arrangements satisfactory to the Trustee for such deposit on or prior to the date of the proposed payment, such money when deposited to be held in trust for the benefit of the Persons entitled to such defaulted interest as provided in this Section; provided, however, that in no event shall the Company deposit monies proposed to be paid in respect of defaulted interest later than 11:00 a.m. New York City time of the proposed Default Interest Payment Date. At least 15 days before the subsequent special record date, the Company shall mail (or cause to be mailed) to each Holder, as of a recent date selected by the Company, with a copy to the Trustee at least 20 days prior to such special record date, a notice that states the subsequent special record date, the Default Interest Payment Date and the amount of defaulted interest, and interest payable on such defaulted interest, if any, to be paid. Notwithstanding the foregoing, any interest which is paid prior to the expiration of the 30-day period set forth in Section 5.01(1) shall be paid to Holders as of the regular record date for the Interest Payment Date for which interest has not been paid. Notwithstanding the foregoing, the Company may make payment of any defaulted interest in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Notes may be listed, and upon such notice as may be required by such exchange.

                                  ARTICLE THREE

                                GLOBAL SECURITIES

      SECTION 3.01. If the Board of Directors of the Company shall establish that the Notes are to be issued in whole or in part in the form of one or more Global Securities, then the Company shall execute and the Trustee or its agent shall authenticate and deliver such Global Security or Securities which (1) shall represent, and shall be denominated in an amount equal to the aggregate principal amount of, the outstanding Notes to be represented by such Global Security or Securities, or such portion thereof as the Company shall specify in writing to the Trustee, (2) shall be registered in the name of The Depository Trust Company, New York, New York (including any successor appointed by the Company, the "Depositary") or its nominee, (3) shall be delivered by the Trustee or its agent to the Depositary or pursuant to the Depositary's instruction and
(4) shall bear a legend substantially to the following effect:

            UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR THE INDIVIDUAL NOTES REPRESENTED HEREBY, THIS GLOBAL SECURITY MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY.

Beneficial interests in the Global Securities shall be credited by the Depositary to the accounts of its participants only in denominations of $1,000 or integral multiples thereof.

      SECTION 3.02. Notwithstanding any other provisions herein but subject to the provisions of Section 3.03 below, unless the terms of a Global Security expressly permit such Global Security to be exchanged in whole or in part for individual Notes, a Global Security may be transferred, in whole but not in part and in the manner provided in Section 2.08 of the Indenture, only to a nominee of the Depositary for such Global Security, or to the Depositary, or a successor Depositary for such Global Security appointed by the Company, or to a nominee of such successor Depositary.

      SECTION 3.03. (1) If at any time the Depositary for a Global Security notifies the Company that it is unwilling or unable to continue as Depositary for such Global Security or if at any time the Depositary for the Notes ceases to be a clearing agency registered under the Securities Exchange Act of 1934 or other applicable statute or regulation, the Company shall appoint a successor Depositary with respect to such Global Security. If a successor Depositary for such Global Security is not appointed by the Company within 90 days after the Company receives such notice or becomes aware of such ineligibility, the Company shall execute, and the Trustee or its agent, upon receipt of a written request by the Company for the authentication and delivery of individual Notes in exchange for such Global Security, shall authenticate and deliver, individual Notes in definitive form in an aggregate principal amount equal to the principal amount of the Global Security in exchange for such Global Security.

      (2) The Company may at any time and in its sole discretion determine that the Notes or any portion thereof issued or issuable in the form of one or more Global Securities shall no longer be represented by such Global Security or Securities. In such event the Company shall execute, and the Trustee, upon receipt of a written request by the Company for the authentication and delivery of individual Notes in exchange in whole or in part for such Global Security, shall authenticate and deliver individual Notes in definitive form in an aggregate principal amount equal to the principal amount of such Global Security or Securities representing such series or portion thereof in exchange for such Global Security or Securities.

      (3) If specified by the Company with respect to Notes issued or issuable in the form of a Global Security, the Depositary for such Global Security may surrender such Global Security in exchange in whole or in part for individual Notes in definitive form on such terms as are acceptable to the Company and such Depositary. Thereupon the Company shall execute, and the Trustee or its agent shall authenticate and deliver, without service charge, (a) to each Person specified by such Depositary a new Note or Notes of any authorized denomination as requested by such Person in aggregate principal amount equal to and in exchange for such Person's beneficial interest in the Global Security; and (b) to such Depositary a new Global Security in an authorized denomination equal to the difference, if any, between the principal amount of the surrendered Global Security and the aggregate principal amount of Notes delivered to the Holders thereof.

      (3) In any exchange provided for in any of the preceding three paragraphs, the Company shall execute and the Trustee or its agent shall authenticate and deliver individual Notes in definitive registered form in authorized denominations. Upon the exchange of the entire principal amount of a Global Security for individual Notes, such Global Security shall be canceled by the Trustee or its agent. Except as provided in the preceding paragraph, Notes issued in exchange for a Global Security pursuant to this Section shall be registered in such names and in such authorized denominations as the Depositary for such Global Security, pursuant to instructions from its direct or indirect participants or otherwise, shall instruct the Trustee or the Registrar. The Trustee or the Registrar shall deliver such Notes to the Persons in whose names such Notes are so registered.

                                  ARTICLE FOUR

                              ADDITIONAL COVENANTS

      SECTION 4.01. Limitations on Liens. The Company shall not, nor shall it permit any Restricted Subsidiary to, create, assume, incur or suffer to exist any Lien, upon any of its properties or assets, whether owned on the Issue Date or thereafter acquired, unless (1) if such Lien secures Indebtedness which is pari passu with the Notes, then the Notes are secured on an equal and ratable basis with the obligation so secured until such time as such obligation is no longer secured by a Lien, (2) if such Lien secures Indebtedness which is subordinated to the Notes, then the Notes are secured and the Lien securing such Indebtedness is subordinated to the Lien granted to the Holders of the Notes to the same extent as such Indebtedness is subordinated to the Notes or (3) such Lien is a Permitted Lien (as defined below).

      The following Liens constitute "Permitted Liens":

      (a) Liens on property of a Person existing at the time such Person is merged into or consolidated with or otherwise acquired by the Company or any Restricted Subsidiary, provided that such Liens were in existence prior to, and were not created in contemplation of, such merger, consolidation or acquisitions and do not extend to any assets other than those of the Person merged into or consolidated with the Company or a Restricted Subsidiary;

      (b) Liens on property existing at the time of acquisition thereof by the Company or any Restricted Subsidiary; provided that such Liens were in existence prior to, and were not created in contemplation of, such acquisition and do not extend to any assets other than the property acquired;

      (c) Liens imposed by law such as carriers', warehouseman's or mechanics' Liens, and other Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

      (d) Liens incurred in connection with pollution control, industrial revenue, water, sewage or any similar bonds;

      (e) Liens securing Indebtedness representing, or incurred to finance, the cost of acquiring, constructing or improving any assets, provided that the principal amount of such Indebtedness does not exceed 100% of such cost, including construction charges;

      (f) Liens securing Indebtedness (A) between a Restricted Subsidiary and the Company, or (B) between Restricted Subsidiaries;

      (g) Liens incurred in the ordinary course of business to secure performance of obligations with respect to statutory or regulatory requirements, performance or return-of-money bonds, surety bonds or other obligations of a like nature, in each case which are not incurred in connection with the borrowing of money, the obtaining of advances or credit or the payment of the deferred purchase price of property and which do not in the aggregate impair in any material respect the use of property in the operation of the Company's business taken as a whole;

      (h) pledges or deposits under workmen's compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of indebtedness) or leases to which the Company or any Restricted Subsidiary is a party, or deposits to secure public or statutory obligations of the Company or of any Restricted Subsidiary or deposits for the payment of rent, in each case incurred in the ordinary course of business;

      (i) Liens granted to any bank or other institution on the payments to be made to such institution by the Company or any Subsidiary pursuant to any interest rate swap or similar agreement or foreign currency hedge, exchange or similar agreement designed to provide protection against fluctuations in interest rates and currency exchange rates, respectively, provided that such agreements are entered into in, or are incidental to, the ordinary course of business;

      (j) Liens arising solely by virtue of any statutory or common law provision relating to banker's Liens, rights of set off or similar rights and remedies;

      (k) Liens arising from the Uniform Commercial Code financing statements regarding leases;

      (l) Liens securing indebtedness incurred to finance the acquisition, construction, improvement, development or expansion of a property which is given within 180 days of the acquisition, construction, improvement, development or expansion of such property and which is limited to such property;

      (m) Liens incurred in connection with Non-Recourse Indebtedness;

      (n) Liens existing on the Issue Date;

      (o) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor;

      (p) Liens securing refinancing Indebtedness; provided that any such Lien does not extend to or cover any property or assets other than the property or assets securing Indebtedness so refunded, refinanced or extended;

      (q) easements, rights-of-way and other similar encumbrances incurred in the ordinary course of business and encumbrances consisting of zoning restrictions, licenses, restrictions on the use of property or minor imperfections in title thereto which, in the aggregate, are not material in amount, and which do not in any case materially detract from the Company's properties subject thereto; and

      (r) any extensions, substitutions, modifications, replacements or renewals of the Permitted Liens described above.

      Notwithstanding the foregoing, the Company may, and may permit any Restricted Subsidiary to, create, assume, incur or suffer to exist any Lien upon any of its properties or assets without equally and ratably securing the Notes if the aggregate amount of all Indebtedness then outstanding secured by such Lien and all similar Liens, together with the aggregate net sale proceeds from all Sale-Leaseback Transactions which are not Permitted Sale-Leaseback Transactions, does not exceed 20% of the total consolidated stockholders' equity of the Company as shown on the most recent consolidated balance sheet that is contained or incorporated in the latest annual report on Form 10-K (or equivalent report) or quarterly report on Form 10-Q (or equivalent report) filed with the Securities and Exchange Commission (the "Commission"), and is as of a date not more than 181 days prior to the date of determination, in the case of the consolidated balance sheet contained or incorporated in an annual report on Form 10-K, or 135 days prior to the date of determination, in the case of the consolidated balance sheet contained in the quarterly report on Form 10-Q; provided that Indebtedness secured by Permitted Liens shall not be included in the amount of such secured Indebtedness.

      SECTION 4.02. Sale-Leaseback Transactions. The Company shall not, and shall not permit any Restricted Subsidiary to, after the date hereof, enter into any Sale-Leaseback Transaction other than Permitted Sale-Leaseback Transactions (as defined below). The following Sale-Leaseback Transactions constitute "Permitted Sale-Leaseback Transactions":

      (1) a Sale-Leaseback Transaction involving the leasing by the Company or any Subsidiary of model homes in the Company's communities;

      (2) a Sale-Leaseback Transaction relating to a property entered into within 180 days after the later of the date of acquisition of such property by the Company or a Restricted Subsidiary or the date of the completion of construction or commencement of full operations on such property, whichever is later;

      (3) a Sale-Leaseback Transaction where the Company applies or causes to be applied an amount equal to the net proceeds of such sale or transfer, within 365 days of receipt thereof, to the retirement or prepayment (other than any mandatory retirement or prepayment, except mandatory retirements or prepayments required as a result of such Sale-Leaseback Transaction) of Funded Debt of the Company or any Restricted Subsidiary which is not, by its terms or the terms of the instrument by which it was issued, subordinate in right of payment to the Notes, but only to the extent of the amount of proceeds so applied;

      (4) a Sale-Leaseback Transaction where the Company or any Restricted Subsidiary would, on the effective date of such sale or transfer, be entitled, pursuant to this Supplemental Indenture, to issue, assume or guarantee Indebtedness secured by a Lien upon the relevant property, at least equal in amount to the then present value (discounted at the actual rate of interest of the Sale-Leaseback Transaction) of the obligation for the net rental payments in respect of such Sale-Leaseback Transaction without equally and ratably securing the Notes;

      (5) a Sale-Leaseback Transaction between the Company and any Restricted Subsidiary or among Significant Subsidiaries, provided that the lessor shall be the Company or a wholly-owned Restricted Subsidiary; and

      (6) a Sale-Leaseback Transaction which has a lease of no more than three years in length.

      Notwithstanding the foregoing, the Company may, and may permit any Restricted Subsidiary to, effect any Sale-Leaseback Transaction involving any real or tangible personal property which is not a Permitted Sale-Leaseback Transaction, provided that the aggregate net sales proceeds from all Sale-Leaseback Transactions which are not Permitted Sale-Leaseback Transactions, together with all Indebtedness secured by Liens other than Permitted Liens, does not exceed 20% of the total consolidated stockholders' equity of the Company as shown on the most recent consolidated balance sheet that is contained or incorporated in the latest annual report on Form 10-K (or equivalent report) or quarterly report on Form 10-Q (or equivalent report) filed with the Commission, and is as of a date not more than 181 days prior to the date of determination, in the case of the consolidated balance sheet contained or incorporated in an annual report on Form 10-K, or 135 days prior to the date of determination, in the case of the consolidated balance sheet contained in the quarterly report on Form 10-Q.

      SECTION 4.03. Additional Guarantees. On or prior to March 31, 2004, the Company shall file a registration statement with the Commission in order to register guarantees of the Notes by each of its existing Subsidiaries formed or acquired after October 9, 2001 who are not Guarantors, other than its finance company Subsidiaries and any foreign Subsidiaries, substantially in the same form as the Guarantees and the Company shall use its best efforts to (i) cause that registration statement to become effective as promptly as practicable but in any event within 75 days after March 19, 2004 and (ii) take such other necessary actions in order to deliver the guarantees of the Notes registered thereunder in accordance with all applicable laws as promptly as practicable but in any event within 75 days after March 19, 2004.

      SECTION 4.04. Furnishing Guarantees. The Company shall cause any Subsidiary formed or acquired after the Issue Date, other than its finance company Subsidiaries and any foreign Subsidiaries, that guarantees any Indebtedness of the Company or any other Subsidiary, other than guarantees by Subsidiaries of U.S. Home Corporation solely of U.S. Home

Corporation's obligations as a guarantor under the Senior Secured Credit Facilities to become a Guarantor by causing, as promptly as practicable, but in any event not later than the earlier of (i) 15 Business Days after the end of the fiscal quarter in which such Subsidiary was formed or acquired or (ii) the date on which such Subsidiary becomes a guarantor of any other Indebtedness of the Company or any Subsidiary, such Subsidiary to execute and deliver to the Trustee a Guarantee in substantially the form of Exhibit B hereto and the Company shall furnish to the Trustee an Officers' Certificate stating that all conditions precedent, if any, provided for in the Indenture and this Supplemental Indenture relating to the proposed action have been complied with, and an Opinion of Counsel stating that, in the opinion of such counsel, all such conditions precedent have been complied with.

      Each such Officers' Certificate and Opinion of Counsel provided for in this Supplemental Indenture and delivered to the Trustee with respect to compliance with a condition or covenant pursuant to the previous paragraph shall comply with the provisions of Section 12.05 of the Indenture.

                                  ARTICLE FIVE

                                    REMEDIES

      SECTION 5.01. Additional Events of Default. In addition to the applicable Events of Default set forth in Section 6.01 of the Indenture, any one of the following events shall constitute an "Event of Default" hereunder and thereunder whenever used with respect to the Notes in this Supplemental Indenture (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

      (1) a default by the Company in the payment when due of interest on the Notes, which default continues for a period of 30 days;

      (2) a default by the Company in the payment when due of the principal or Redemption Price due with respect to the Notes;

      (3) a default by the Company or any Restricted Subsidiary with respect to its obligation to pay Indebtedness for borrowed money (other than Indebtedness which is non-recourse to the Company or the Restricted Subsidiary), which default shall have resulted in the acceleration of, or be a failure to pay at final maturity Indebtedness aggregating more than $50 million;

      (4) a failure to perform any other covenant or warranty of the Company herein and in the Indenture, which continues for 30 days after written notice as provided in Section 6.01 of the Indenture;

      (5) final judgments or orders are rendered against the Company or any Restricted Subsidiary which require the payment by the Company or any Restricted Subsidiary of an amount (to the extent not covered by insurance) in excess of $50 million and such judgments or orders remain unstayed or unsatisfied for more than 60 days and are not being contested in good faith by appropriate proceedings; or

      (6) any event described in Sections 6.01(4) or 6.01(5) of the Indenture shall occur with respect to any Restricted Subsidiary.

      SECTION 5.02. Acceleration of Maturity; Rescission and Annulment. If an Event of Default occurs and is continuing, unless the principal of the Notes has already become due and payable, the Trustee by notice to the Company, or the Holders of not less than 25 percent in aggregate principal amount of the Notes then outstanding by notice to the Company and the Trustee may declare the outstanding principal of the Notes and any accrued and unpaid interest through the date of such declaration on all of the Notes to be immediately due and payable. Upon such a declaration, such outstanding principal amount and accrued and unpaid interest, if any, shall be due and payable immediately. If an Event of Default specified in Section 6.01(4) or (5) of the Indenture or Section 5.01(6) of this Supplemental Indenture occurs and is continuing, the outstanding principal amount of the Notes shall automatically become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holders. The Holders of a majority in aggregate principal amount of the Notes then outstanding, on behalf of the Holders of all of the Notes, by notice to the Company and the Trustee (and without notice to any other Holder), may rescind any acceleration and its consequences if the rescission would not conflict with any judgment or decree and if all existing Events of Default have been cured or waived except nonpayment of the outstanding principal amount of any of the Notes that has become due solely as a result of acceleration and if all amounts due to the Trustee under Section 7.07 of the Indenture have been paid. No such rescission shall affect any subsequent Default or Event of Default or impair any right consequent thereto.

      In case the Trustee shall have proceeded to enforce any right under this Supplemental Indenture and such proceedings shall have been discontinued or abandoned because of such waiver or rescission and annulment or for any other reason or shall have been determined adversely to the Trustee, then and in every such case the Company, the Holders of Notes, and the Trustee shall be restored respectively to their several positions and rights hereunder and all rights, remedies and powers of the Company, the Holders of Notes, and the Trustee shall continue as though no such proceeding had been taken.

      The Trustee shall within 90 days after a Trust Officer has knowledge of the occurrence of a Default or any Event of Default, mail to all Holders, as the names and addresses of such Holders appear upon the Note register, notice of all Defaults or Events of Default known to a Trust Officer, unless such Default or Event of Default is cured or waived before the giving of such notice and provided that, except in the case of default in the payment of the principal, interest or Redemption Price, as the case may be, on any of the Notes, the Trustee shall be protected in withholding such notice if and so long as a trust committee of directors and/or officers of the Trustee in good faith determines that the withholding of such notice is in the interest of the Holders.

      The Holders of a majority in principal amount of the Notes then outstanding shall have the right to direct the time, method and place of conducting any proceedings for any remedy available to the Trustee, subject to the limitations specified in the Indenture.

                                   ARTICLE SIX

                       DISCHARGE OF SUPPLEMENTAL INDENTURE

      Except as set forth in this Article Six to the contrary, the terms in Article Eight of the Indenture shall govern.

      SECTION 6.01. Discharge of Supplemental Indenture. When (1) the Company shall deliver to the Trustee for cancellation all Notes theretofore authenticated (other than any Notes which have been destroyed, lost or stolen and in lieu of or in substitution for which other Notes shall have been authenticated and delivered) and not theretofore canceled, or (2) all the Notes not theretofore canceled or delivered to the Trustee for cancellation shall have become due and payable, or are by their terms to become due and payable within one year, and the Company shall deposit with the Trustee, in trust, monies sufficient to pay at the Final Maturity Date (other than any Notes which shall have been mutilated, destroyed, lost or stolen and in lieu of or in substitution for which other Notes shall have been authenticated and delivered) not theretofore canceled or delivered to the Trustee for cancellation, including the principal amount and interest accrued to the Final Maturity Date, and if the Company shall also pay or cause to be paid all other sums payable hereunder by the Company, then the Indenture and this Supplemental Indenture shall cease to be of further effect with respect to the Notes (except as to (i) remaining rights of registration of transfer, substitution and exchange of Notes, (ii) rights hereunder of Holders to receive payments of the principal amount, including interest due with respect to the Notes and the other rights, duties and obligations of Holders, as beneficiaries hereof with respect to the amounts, if any, so deposited with the Trustee and (iii) the rights, obligations and immunities of the Trustee hereunder and under the Indenture with respect to the Notes), and the Trustee, on demand of the Company accompanied by an Officers' Certificate and an Opinion of Counsel as required by Section 6.03 and at the cost and expense of the Company, shall execute proper instruments acknowledging satisfaction of and discharging the Indenture and this Supplemental Indenture with respect to the Notes; the Company, however, hereby agrees to reimburse the Trustee for any costs or expenses thereafter reasonably and properly incurred by the Trustee and to compensate the Trustee for any services thereafter reasonably and properly rendered by the Trustee in connection with the Indenture with respect to the Notes, this Supplemental Indenture or the Notes.

      SECTION 6.02. Reinstatement. If the Trustee or the Paying Agent is unable to apply any money in accordance with Section 8.02 of the Indenture by reason of any order or judgment of any court of governmental authority enjoining, restraining or otherwise prohibiting such application, the Company's obligations under the Indenture and this Supplemental Indenture shall be revived and reinstated with respect to the Notes as though no deposit had occurred pursuant to Section 6.01 until such time as the Trustee or the Paying Agent is permitted to apply all such money in accordance with Section 8.02 of the Indenture, provided, however, that if the Company makes any payment of principal amount or Redemption Price of or interest on any Note following the reinstatement of its obligations, the Company shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money held by the Trustee or Paying Agent.

      SECTION 6.03. Officers' Certificate; Opinion of Counsel. Upon any application or demand by the Company to the Trustee to take any action under
Section 6.01, the Company shall furnish to the Trustee an Officers' Certificate stating that all conditions precedent, if any, provided for in the Indenture and this Supplemental Indenture relating to the proposed action have been complied with, and an Opinion of Counsel stating that, in the opinion of such counsel, all such conditions precedent have been complied with.

      Each such Officers' Certificate and Opinion of Counsel provided for in this Supplemental Indenture and delivered to the Trustee with respect to compliance with a condition or covenant pursuant to the previous paragraph shall comply with the provisions of Section 12.05 of the Indenture.

                                  ARTICLE SEVEN

                             SUPPLEMENTAL INDENTURES

      SECTION 7.01. With Consent of Holders. In addition to those matters described in Section 9.02 of the Indenture which require the consent of the Holder so affected to amend, supplement or waive any provision of the Indenture or this Supplemental Indenture, without the consent of the Holder so affected, the Company and the Trustee may not:

      (1) without the consent of the Holder of each Note so affected, extend the fixed maturity of any Note or any installment of interest thereon, reduce the principal amount, interest rate, Redemption Price, or amount due upon acceleration, impair the right of a Holder to institute suit for the payment thereof, change the currency in which the Notes are payable,

      (2) release any Guarantor except as provided in Article Eight hereof, or

      (3) without the consent of the Holders of all of the Notes then outstanding, reduce the aforesaid percentage of Notes the Holders of which are required to consent to any such supplemental indenture.

      Except as set forth in this Article Seven to the contrary, the terms in Article Nine of the Indenture shall govern.

                                  ARTICLE EIGHT

                               GUARANTEE OF NOTES

      SECTION 8.01. Unconditional Guarantee. Each Guarantor, if any, hereby jointly and severally, unconditionally and irrevocably guarantees (such guarantee to be referred to herein as a "Guarantee") to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee and its successors and assigns, that: (a) all amounts due with respect to the Notes shall be duly and punctually paid in full when due, whether at maturity, by acceleration or otherwise, and interest on the overdue principal and (to the extent permitted by law) interest, if any, on the Notes and all other obligations of the Company or the Guarantors to the Holders or the Trustee hereunder or thereunder and all other obligations shall be promptly paid in full or performed, all in accordance with the terms hereof and thereof; and (b) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, the same shall be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at maturity, by acceleration or otherwise. Failing payment when due of any amount so guaranteed, or failing performance of any other obligation of the Company to the Holders under this Supplemental Indenture or under the Notes, for whatever reason, each Guarantor shall be obligated to pay, or to perform or cause the performance of, the same immediately. An Event of Default under this Supplemental Indenture or the Notes shall constitute an event of default under this Guarantee, and shall entitle the Holders of Notes to accelerate the obligations of the Guarantors hereunder in the same manner and to the same extent as the obligations of the Company.

      Each of the Guarantors hereby agrees that its obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of the Notes or this Supplemental Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder of the Notes with respect to any provisions hereof or thereof, any release of any other Guarantor, the recovery of any judgment against the Company, any action to enforce the same, whether or not a Guarantee is affixed to any particular Note, or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a Guarantor. Each of the Guarantors hereby waives the benefit of diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Company, any right to require a proceeding first against the Company, protest, notice and all demands whatsoever and covenants that its Guarantee shall not be discharged except by complete performance of the obligations contained in the Notes, this Supplemental Indenture, the Indenture and this Guarantee. This Guarantee is a guarantee of payment and not of collection. Each Guarantor further agrees that, as between it, on the one hand, and the Holders of Notes and the Trustee, on the other hand, (a) subject to this Article Eight, the maturity of the obligations guaranteed hereby may be accelerated as provided in Article Five hereof for the purposes of this Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (b) in the event of any acceleration of such obligations as provided in Article Five hereof, such obligations (whether or not due and payable) shall forthwith become due and payable by the Guarantors for the purpose of this Guarantee.

      No stockholder, officer, director, employee or incorporator, past, present or future, of any Guarantor, as such, shall have any personal liability under this Guarantee by reason of his, her or its status as such stockholder, officer, director, employee or incorporator.

      Each Guarantor that makes a payment or distribution under its Guarantee shall be entitled to a contribution from each other Guarantor in an amount pro rata, based on the net assets of each Guarantor, determined in accordance with GAAP.

      SECTION 8.02. Limitations on Guarantees. The obligations of each Guarantor under its Guarantee will be limited to the maximum amount which, after giving effect to all other contingent and fixed liabilities of such Guarantor and after giving effect to any collections from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under its Guarantee or pursuant to its contribution obligations under this Supplemental Indenture, will result in the obligations of such Guarantor under its Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law.

      SECTION 8.03. Execution and Delivery of Guarantee. To further evidence the Guarantee set forth in Section 8.01, each Guarantor hereby agrees to execute and deliver to the Trustee a Guarantee in substantially the form of Exhibit B hereto. Such Guarantee shall be executed on behalf of each Guarantor by either manual or facsimile signature of an officer of each Guarantor, each of whom, in each case, shall have been duly authorized to so execute by all requisite corporate action. The validity and enforceability of any Guarantee shall not be affected by the fact that it is not affixed to any Note or Notes.

      If an officer of a Guarantor whose signature is on this Supplemental Indenture or a Guarantee no longer holds that office at the time the Trustee authenticates the Note on which such Guarantee is endorsed or at any time thereafter, such Guarantor's Guarantee of such Note shall be valid nevertheless.

      The delivery of any Note by the Trustee, after the authentication thereof hereunder, shall constitute due delivery of any Guarantee set forth in this Supplemental Indenture on behalf of each Guarantor.

      SECTION 8.04. Releases of a Guarantor. (a) If no Default exists or would exist under the Indenture, upon the sale or disposition of all of the Capital Stock of a Guarantor by the Company or a Subsidiary of the Company, or upon the consolidation or merger of a Guarantor with or into any Person (in each case, other than to the Company or an Affiliate of the Company or Subsidiary), or if any Guarantor is dissolved or liquidated, such Guarantor and each Subsidiary of such Guarantor that is also a Guarantor shall be deemed released from all obligations under this Article Eight without any further action required on the part of the Trustee or any Holder.

      (b) If any Guarantor is released from its guarantee of the outstanding Indebtedness of the Company or any "Restricted Subsidiary" (any subsidiary that is a "Restricted Subsidiary" pursuant to the Indenture, dated as of May 3, 2000, by and among the Company, the guarantors named therein and the Trustee, relating to the Company's 9.95% Senior Notes due 2009, whether formed or acquired after the Issue Date, that guarantees any outstanding Indebtedness of the Company or any Subsidiary), such Guarantor shall be automatically released from its obligations as Guarantor, and from and after such date, such Guarantor shall cease to constitute a Guarantor.

      (c) The obligations of a Guarantor will be automatically suspended, and such Guarantor shall not constitute a Guarantor and shall not have any obligations with regard to the Notes during any period when the principal amount of the Company's obligations and any Restricted Subsidiary's obligations with regard to the Company's obligations, in each case other than the Notes and other Indebtedness containing provisions similar to this, that the Guarantor is guaranteeing total less than $75 million.

      The Trustee shall execute any documents reasonably requested by the Company or a Guarantor in order to evidence the release of such Guarantor from its obligations under its Guarantee endorsed on the Notes under this Article Eight.

      Nothing contained in the Indenture, this Supplemental Indenture or in any of the Notes shall prevent any consolidation or merger of a Guarantor with or into the Company or another

Guarantor or shall prevent any sale or conveyance of the property of a Guarantor as an entirety or substantially as an entirety to the Company or another Guarantor.

      SECTION 8.05. Waiver of Subrogation. Until this Supplemental Indenture is discharged and all of the Notes are discharged and paid in full, each Guarantor hereby irrevocably waives and agrees not to exercise any claim or other rights which it may now or hereafter acquire against the Company that arise from the existence, payment, performance or enforcement of the Company's obligations under the Notes or this Supplemental Indenture and such Guarantor's obligations under this Guarantee and this Supplemental Indenture, in any such instance including, without limitation, any right of subrogation, reimbursement, exoneration, contribution, indemnification, and any right to participate in any claim or remedy of the Holders against the Company, whether or not such claim, remedy or right arises in equity, or under contract, statute or common law, including, without limitation, the right to take or receive from the Company, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim or other rights. If any amount shall be paid to any Guarantor in violation of the preceding sentence and any amounts owing to the Trustee or the Holders of Notes under the Notes, this Supplemental Indenture, or any other document or instrument delivered under or in connection with such agreements or instruments, shall not have been paid in full, such amount shall have been deemed to have been paid to such Guarantor for the benefit of, and held in trust for the benefit of, the Trustee or the Holders and shall forthwith be paid to the Trustee for the benefit of itself or such Holders to be credited and applied to the obligations in favor of the Trustee or the Holders, as the case may be, whether matured or unmatured, in accordance with the terms of this Supplemental Indenture. Each Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by this Supplemental Indenture and that the waiver set forth in this Section 8.05 is knowingly made in contemplation of such benefits.

      SECTION 8.06. No Set-Off. Each payment to be made by a Guarantor hereunder in respect of the Obligations shall be payable in the currency or currencies in which such Obligations are denominated, and shall be made without set-off, counterclaim, reduction or diminution of any kind or nature.

      SECTION 8.07. Obligations Absolute. The obligations of each Guarantor hereunder are and shall be absolute and unconditional and any monies or amounts expressed to be owing or payable by each Guarantor hereunder which may not be recoverable from such Guarantor on the basis of a Guarantee shall be recoverable from such Guarantor as a primary obligor and principal debtor in respect thereof.

      SECTION 8.08. Obligations Continuing. The obligations of each Guarantor hereunder shall be continuing and shall remain in full force and effect until all the obligations have been paid and satisfied in full. Each Guarantor agrees with the Trustee that it will from time to time deliver to the Trustee suitable acknowledgments of its continued liability hereunder and under any other instrument or instruments in such form as counsel to the Trustee may advise and as will prevent any action brought against it in respect of any default hereunder being barred by any statute of limitations now or hereafter in force and, in the event of the failure of a Guarantor so to do, it hereby irrevocably appoints the Trustee the attorney and agent of such Guarantor to make, execute and deliver such written acknowledgment or acknowledgments or other instruments as may from time to time become necessary or advisable, in the judgment of the Trustee on the advice of counsel, to fully maintain and keep in force the liability of such Guarantor hereunder.

      SECTION 8.09. Obligations Not Reduced. The obligations of each Guarantor hereunder shall not be satisfied, reduced or discharged except solely by the payment of such principal, premium, if any, interest, fees and other monies or amounts as may at any time prior to discharge of this Supplemental Indenture pursuant to Article Six be or become owing or payable under or by virtue of or otherwise in connection with the Notes or this Supplemental Indenture.

      SECTION 8.10. Obligations Reinstated. The obligations of each Guarantor hereunder shall continue to be effective or shall be reinstated, as the case may be, if at any time any payment which would otherwise have reduced the obligations of any Guarantor hereunder (whether such payment shall have been made by or on behalf of the Company or by or on behalf of a Guarantor) is rescinded or reclaimed from the Trustee or any of the Holders upon the insolvency, bankruptcy, liquidation or reorganization of the Company or any Guarantor or otherwise, all as though such payment had not been made. If demand for, or acceleration of the time for, payment by the Company is stayed upon the insolvency, bankruptcy, liquidation or reorganization of the Company, all such Indebtedness otherwise subject to demand for payment or acceleration shall nonetheless be payable by each Guarantor as provided herein.

      SECTION 8.11. Obligations Not Affected. Except as otherwise provided in Sections 8.02 and 8.04, the obligations of each Guarantor hereunder shall not be affected, impaired or diminished in any way by any act, omission, matter or thing whatsoever, occurring before, upon or after any demand for payment hereunder (and whether or not known or consented to by any Guarantor or any of the Holders) which, but for this provision, might constitute a whole or partial defense to a claim against any Guarantor hereunder or might operate to release or otherwise exonerate any Guarantor from any of its obligations hereunder or otherwise affect such obligations, whether occasioned by default of any of the Holders or otherwise, including, without limitation:

      (1) any limitation of status or power, disability, incapacity or other circumstance relating to the Company or any other person, including any insolvency, bankruptcy, liquidation, reorganization, readjustment, composition, dissolution, winding up or other proceeding involving or affecting the Company or any other person;

      (2) any irregularity, defect, unenforceability or invalidity in respect of any indebtedness or other obligation of the Company or any other person under this Supplemental Indenture, the Notes or any other document or instrument;

      (3) any failure of the Company, whether or not without fault on its part, to perform or comply with any of the provisions of this Supplemental Indenture or the Notes, or to give notice thereof to a Guarantor;

      (4) the taking or enforcing or exercising or the refusal or neglect to take or enforce or exercise any right or remedy from or against the Company or any other Person or their respective assets or the release or discharge of any such right or remedy;

      (5) the granting of time, renewals, extensions, compromises, concessions, waivers, releases, discharges and other indulgences to the Company or any other Person;

      (6) any change in the time, manner or place of payment of, or in any other term of, any of the Notes, or any other amendment, variation, supplement, replacement or waiver of, or any consent to departure from, any of the Notes or this Supplemental Indenture, including, without limitation, any increase or decrease in any amount due with respect to any of the Notes;

      (7) any change in the ownership, control, name, objects, businesses, assets, capital structure or constitution of the Company or a Guarantor;

      (8) any merger or amalgamation of the Company or a Guarantor with any Person or Persons;

      (9) the occurrence of any change in the laws, rules, regulations or ordinances of any jurisdiction by any present or future action of any governmental authority or court amending, varying, reducing or otherwise affecting, or purporting to amend, vary, reduce or otherwise affect, any of the Obligations or the obligations of a Guarantor under its Guarantee; and

      (10) any other circumstance (other than by complete, irrevocable payment) that might otherwise constitute a legal or equitable discharge or defense of the Company under this Supplemental Indenture or the Notes or of a Guarantor in respect of its Guarantee hereunder.

      SECTION 8.12. Waiver. Without in any way limiting the provisions of
Section 8.01 hereof, each Guarantor hereby waives notice of acceptance hereof, notice of any liability of any Guarantor hereunder, notice or proof of reliance by the Holders upon the obligations of any Guarantor hereunder, and diligence, presentment, demand for payment on the Company, protest, notice of dishonor or non-payment of any of the Obligations, or other notice or formalities to the Company or any Guarantor of any kind whatsoever.

      SECTION 8.13. No Obligation to Take Action Against the Company. Neither the Trustee nor any other Person shall have any obligation to enforce or exhaust any rights or remedies or to take any other steps under any security for the Obligations or against the Company or any other Person or any Property of the Company or any other Person before the Trustee is entitled to demand payment and performance by any or all Guarantors of their liabilities and obligations under their Guarantees or under this Supplemental Indenture.

      SECTION 8.14. Dealing with the Company and Others. The Holders, without releasing, discharging, limiting or otherwise affecting in whole or in part the obligations and liabilities of any Guarantor hereunder and without the consent of or notice to any Guarantor, may:

      (1) grant time, renewals, extension, compromises, concessions, waivers, releases, discharges and other indulgences to the Company or any other Person;

      (2) take or abstain from taking security or collateral from the Company or from perfecting security or collateral of the Company;

      (3) release, discharge, compromise, realize, enforce or otherwise deal with or do any act or thing in respect of (with or without consideration) any and all collateral, mortgages or other security given by the Company or any third party with respect to the obligations or matters contemplated by this Supplemental Indenture or the Notes;

      (4) accept compromises or arrangements from the Company;

      (5) apply all monies at any time received from the Company or from any security upon such part of the Obligations as the Holders may see fit or change any such application in whole or in part from time to time as the Holders may see fit; and

      (6) otherwise deal with, or waive or modify their right to deal with, the Company and all other Persons and any security as the Holders or the Trustee may see fit.

      SECTION 8.15. Default and Enforcement. If any Guarantor fails to pay in accordance with Section 8.01 hereof, the Trustee may proceed in its name as trustee hereunder in the enforcement of the Guarantee of any such Guarantor and such Guarantor's obligations thereunder and hereunder by any remedy provided by law, whether by legal proceedings or otherwise, and to recover from such Guarantor the obligations.

      SECTION 8.16. Amendment, Etc. No amendment, modification or waiver of any provision of this Supplemental Indenture relating to any Guarantor or consent to any departure by any Guarantor or any other Person from any such provision will in any event be effective unless it is signed by such Guarantor and the Trustee.

      SECTION 8.17. Acknowledgment. Each Guarantor hereby acknowledges communication of the terms of this Supplemental Indenture and the Notes and consents to and approves of the same.

      SECTION 8.18. Costs and Expenses. Each Guarantor shall pay on demand by the Trustee any and all costs, fees and expenses (including, without limitation, legal fees on a solicitor and client basis) incurred by the Trustee, its agents, advisors and counsel or any of the Holders in enforcing any of their rights under any Guarantee.

      SECTION 8.19. No Merger or Waiver; Cumulative Remedies. No Guarantee shall operate by way of merger of any of the obligations of a Guarantor under any other agreement, including, without limitation, this Supplemental Indenture. No failure to exercise and no delay in exercising, on the part of the Trustee or the Holders, any right, remedy, power or privilege hereunder or under the Supplemental Indenture or the Notes, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder or under this Supplemental Indenture or the Notes preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges in the Guarantee and under this Supplemental Indenture, the Notes and any other document or instrument between a Guarantor and/or the Company and the Trustee are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

      SECTION 8.20. Survival of Obligations. Without prejudice to the survival of any of the other obligations of each Guarantor hereunder, the obligations of each Guarantor under Section

10.01 shall survive the payment in full of the Obligations and shall be enforceable against such Guarantor without regard to and without giving effect to any defense, right of offset or counterclaim available to or which may be asserted by the Company or any Guarantor.

      SECTION 8.21. Guarantee in Addition to Other Obligations. The obligations of each Guarantor under its Guarantee and this Supplemental Indenture are in addition to and not in substitution for any other obligations to the Trustee or to any of the Holders in relation to this Supplemental Indenture or the Notes and any guarantees or security at any time held by or for the benefit of any of them.

      SECTION 8.22. Severability. Any provision of this Article Eight which is prohibited or unenforceable in any jurisdiction shall not invalidate the remaining provisions and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction unless its removal would substantially defeat the basic intent, spirit and purpose of this Supplemental Indenture and this Article Eight.

      SECTION 8.23. Successors and Assigns. Each Guarantee shall be binding upon and inure to the benefit of each Guarantor and the Trustee and the other Holders and their respective successors and permitted assigns, except that no Guarantor may assign any of its obligations hereunder or thereunder.

      SECTION 8.24. Acknowledgement under TIA. Each Guarantor acknowledges that, by virtue of its Guarantee, it is becoming an "obligor" on indenture securities under the TIA.

                                  ARTICLE NINE

                                  MISCELLANEOUS

      SECTION 9.01. TIA Controls. If any provision hereof limits, qualifies or conflicts with the duties imposed by Section 310 through 317 of the TIA, the imposed duties shall control.

      SECTION 9.02. Conflict with Indenture. To the extent not expressly amended or modified by this Supplemental Indenture, the Indenture shall remain in full force and effect. If any provision of this Supplemental Indenture relating to the Notes is inconsistent with any provision of the Indenture, the provision of this Supplemental Indenture shall control with regard to the Notes.

      SECTION 9.03. Governing Law. This Supplemental Indenture and the Notes shall be governed by and construed in accordance with the laws of the State of New York. The Company submits to the jurisdiction of the courts of the State of New York sitting in the Borough of Manhattan, City of New York, and of the United States District Court for the Southern District of New York, in any action or proceeding to enforce any of its obligations under this Supplemental Indenture or with regard to the Notes, and agrees not to seek a transfer of any such action or proceeding on the basis of inconvenience of the forum or otherwise (but the Company shall not be prevented from removing any such action or proceeding from a state court to the United States District Court for the Southern District of New York). The Company agrees that process in any such action or proceeding may be served upon it by registered mail or in any other manner permitted by the rules of the court in which the action or proceeding is brought.

      SECTION 9.04. Successors. All agreements of the Company in the Indenture, this Supplemental Indenture and the Notes shall bind its successors. All agreements of the Trustee in the Indenture and this Supplemental Indenture shall bind its successors.

      SECTION 9.05. Counterparts. This instrument may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

      IN WITNESS WHEREOF, the parties to this Supplemental Indenture have caused it to be duly executed as of the day and year first above written.

                                        LENNAR CORPORATION

                                        By:_____________________________________
                                           Name:
                                           Title:

                                        Authorized signatory for each of the
                                        Guarantors listed on Schedule I hereto

                                        By:_____________________________________
                                           Name:
                                           Title:

                                        J.P. MORGAN TRUST COMPANY, N.A.

                                        By:_____________________________________
                                           Name:
                                           Title:

                                                                       EXHIBIT A

            UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR THE INDIVIDUAL NOTES REPRESENTED HEREBY, THIS GLOBAL SECURITY MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY.

                                                                      CUSIP No.:

                               LENNAR CORPORATION

                       SENIOR FLOATING-RATE NOTES DUE 2009

No.                                                         $

      Interest Rate: 3 Month LIBOR Rate plus 0.75% per year.

      Interest Payment Dates: Quarterly on each March 19, June 19, September 19 and December 19, commencing June 19, 2004

      Record Dates: Close of business on the 15th calendar day prior to the relevant Interest Payment Date (whether or not a Business Day)

      Lennar Corporation, a Delaware corporation (the "Company," which term includes any successor entities), for value received, promises to pay to or
registered assigns, on March 19, 2009, the principal amount of     Dollars
($     ), together with interest thereon as hereinafter provided.

      Reference is made to the further provisions of this Note contained herein, which will for all purposes have the same effect as if set forth at this place.

      IN WITNESS WHEREOF, Lennar Corporation has caused this instrument to be duly executed under its corporate seal.

                                        LENNAR CORPORATION

                                        By:_____________________________________
                                           Title:
                                        Attest:

                                        By:_____________________________________
                                           Title:

[SEAL]

Dated: _____________________

TRUSTEE'S CERTIFICATE OF
  AUTHENTICATION

This is one of the Notes described in the within-mentioned Indenture and Supplemental Indenture.

J.P. MORGAN TRUST COMPANY, N.A., as Trustee

By:_____________________________
Authorized Signatory

                               LENNAR CORPORATION

                       SENIOR FLOATING-RATE NOTES DUE 2009

1.    INTEREST

      The rate at which interest shall be payable on this Note shall be the 3 Month LIBOR Rate plus 0.75% per year. The 3 Month LIBOR Rate will be reset quarterly on each Interest Payment Date (each, an "Interest Reset Date"), beginning on June 19, 2004. The initial interest rate will be 1.86%. The following definitions are used in the calculation of the interest rate:

      "3 Month LIBOR Rate" means the rate for deposits in U.S. dollars for the 3-month period commencing on the applicable Interest Reset Date which appears on Telerate Page 3750 at approximately 11:00 a.m., London time, on the second London banking day prior to the applicable Interest Reset Date. If this rate does not appear on Telerate Page 3750, the Calculation Agent will determine the rate on the basis of the rates at which deposits in U.S. dollars are offered by four major banks in the London interbank market (selected by the Calculation Agent) at approximately 11:00 a.m., London time, on the second London banking day prior to the applicable Interest Reset Date to prime banks in the London interbank market for a period of three months commencing on that Interest Reset Date and in a principal amount equal to an amount not less than $1,000,000 that is representative for a single transaction in such market at such time. In such case, the Calculation Agent will request the principal London office of each of the aforesaid major banks to provide a quotation of such rate. If at least two such quotations are provided, the rate for that Interest Reset Date will be the arithmetic mean of the quotations, and, if fewer than two quotations are provided as requested, the rate for that Interest Reset Date will be the arithmetic mean of the rates quoted by major banks in New York City, selected by the Calculation Agent, at approximately 11:00 a.m., New York City time, on the second London banking day prior to the applicable Interest Reset Date for loans in U.S. dollars to leading European banks for a period of three months commencing on that Interest Reset Date and in a principal amount equal to an amount not less than $1,000,000 that is representative for a single transaction in such market at such time. A London banking day is any Business Day in which dealings in U.S. dollars are transacted in the London interbank market.

      "Telerate Page 3750" means the display page with that designation on the Moneyline Telerate, Inc. (or such other page as may replace that page on that service or any successor service as the place where the London interbank offered rates of major banks are displayed).

      The Calculation Agent will, upon the request of the Holder of any Note, provide the interest rate then in effect. The Calculation Agent shall be J.P. Morgan Trust Company, N.A. until such time as the Company appoints a successor Calculation Agent. All calculations made by the Calculation Agent in the absence of manifest error shall be conclusive for all purposes and binding on the Company and the Holders of this Note. The Company may appoint a successor Calculation Agent with the written consent of the Trustee.

      Interest shall be paid quarterly in arrears on each Interest Payment Date to the Person or Persons in whose name this Note is registered on the Record Date for such Interest Payment Date; provided that interest payable at Final Maturity or on a Redemption Date shall be paid to the Person to whom principal is payable. Any such interest that is not so punctually paid or duly provided for shall forthwith cease to be payable to the Holders on such Record Date and may either be paid to the Person or Persons in whose name this Note is registered at the close of business on a Special Record Date ("Special Record Date"), notice whereof shall be given to Holders of this Note not less than ten (10) days prior to such Special Record Date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange, if any, on which this Note may be listed, and upon such notice as may be required by any such exchange, all as more fully provided in the Indenture.

      Payments of interest on this Note shall include interest accrued to but excluding the respective Interest Payment Dates. Interest payments for this Note shall be computed and paid on the basis of a 360-day year and the actual number of days elapsed. In the event that any Interest Payment Date on this Note is not a Business Day (other than an Interest Payment Date that falls on the Final Maturity or a Redemption Date), then such Interest Payment Date will be postponed to the next succeeding day that is a Business Day. If the Interest Payment Date falling on the Final Maturity is not a Business Day then the interest payment due on that date will be paid on the next Business Day and no additional interest will accrue.

      All percentages resulting from any calculation of the interest rate with respect to this Note will be rounded, if necessary, to the nearest one-hundred thousandth of a percentage point, with five one-millionths of a percentage point rounded upwards (e.g., 9.876545% (or .09876545) being rounded to 9.87655% (or ..0987655) and 9.876544% (or .09876544) being rounded to 9.87654% (or .0987654)), and all dollar amounts in or resulting from any such calculation will be rounded to the nearest cent (with one-half cent being rounded upwards).

2.    METHOD OF PAYMENT

      Subject to the terms and conditions of the Supplemental Indenture, the Company shall (a) pay interest on the Notes (except defaulted interest) to the Persons who are the registered Holders of Notes at the close of business on the Record Date immediately preceding the Interest Payment Date even if the Notes are canceled transferred or exchanged after such Record Date, and (b) make all other payments in respect of the Notes to the Persons who are registered Holders of Notes at the close of business on the Business Day preceding the Redemption Date or Final Maturity, as the case may be. Holders must surrender Notes to a Paying Agent to collect such payments in respect of the Notes referred to in clause (b) of the preceding sentence. The Company shall pay cash amounts in money of the United States that at the time of payment is legal tender for payment of public and private debts. However, the Company may make the cash payments by check payable in such money.

3.    PAYING AGENT, REGISTRAR AND CALCULATION AGENT

      Initially, J.P. Morgan Trust Company, N.A., a national banking association (the "Trustee"), shall act as Paying Agent, Registrar and Calculation Agent. The Company may appoint and change any Paying Agent, Registrar or co-registrar without notice, other than notice to the Trustee. The Company or any of its Subsidiaries or any of their Affiliates may act as Paying Agent, Registrar or coregistrar.

4.    SUPPLEMENTAL INDENTURE

      The Company issued the Notes under the Seventh Supplemental Indenture (the "Supplemental Indenture"), dated as of March 19, 2004, among the Company, the Guarantors named therein and the Trustee, and the Indenture. Capitalized terms used herein and not defined herein have the meanings ascribed thereto in the Supplemental Indenture. The Notes are subject to all such terms, and Holders are referred to the Supplemental Indenture and the Indenture for a statement of those terms.

      The Notes are general unsecured, unsubordinated obligations of the Company in the aggregate principal amount of $250,000,000 to be issued on the Issue Date; provided that, the Company may, without the consent of the Holders, issue additional Notes under this Supplemental Indenture at any time thereafter. The Indenture and the Supplemental Indenture do not limit other indebtedness of the Company.

5.    REDEMPTION AT THE OPTION OF THE COMPANY

      No sinking fund is provided for the Notes. The Notes are redeemable in whole or in part on any Interest Payment Date on or after March 19, 2006 at the option of the Company at a Redemption Price equal to 100% of their principal amount plus accrued and unpaid interest to the Redemption Date. In determining the Redemption Price and accrued interest, interest will be calculated on the basis of a 360-day year for the actual number of days elapsed.

6.    NOTICE OF REDEMPTION AT THE OPTION OF THE COMPANY

      Notice of redemption at the option of the Company shall be mailed at least 30 days but not more than 60 days before the Redemption Date to each Holder of Notes to be redeemed at the Holder's registered address. If money sufficient to pay the Redemption Price of all Notes (or portions thereof) to be redeemed on the Redemption Date is deposited with the Paying Agent prior to or on the Redemption Date, interest ceases to accrue on such Notes or portions thereof on and after such date. Notes in denominations larger than $1,000 may be redeemed in part but only in integral multiples of $1,000.

7.    RANKING

      The Notes shall be direct, unsecured obligations of the Company and shall rank pari passu in right of payment with all other unsecured and unsubordinated indebtedness of the Company.

8.    DENOMINATIONS; TRANSFER; EXCHANGE

      The Notes are in registered form, without coupons, in denominations of $1,000 and integral multiplies of $1,000. A Holder may transfer Notes in accordance with the Supplemental Indenture and the Indenture. The Registrar may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and to pay any governmental taxes and fees required by law or permitted by the Supplemental Indenture. The Registrar need not transfer or exchange any Notes selected for redemption (except, in the case of a Note to be redeemed in part, the portion of the Note not to be redeemed) or any Notes for a period of 15 days before any selection of Notes to be redeemed.

9.    PERSONS DEEMED OWNERS

      The registered Holder of this Note may be treated as the owner of this Note for all purposes.

10.   UNCLAIMED MONEY OR PROPERTY

      The Trustee and the Paying Agent shall return to the Company upon written request any money or property held by them for the payment of any amount with respect to the Notes that remains unclaimed for two years, provided, however, that the Trustee or such Paying Agent, before being required to make any such return, shall at the expense of the Company cause to be published once in a newspaper of general circulation in The City of New York or mail to each such Holder notice that such money or property remains unclaimed and that, after a date specified therein, which shall not be less than 30 days from the date of such publication or mailing, any unclaimed money or property then remaining shall be returned to the Company. After return to the Company, Holders entitled to the money or property must look to the Company for payment as general creditors unless an applicable abandoned property law designates another Person.

11.   AMENDMENT; WAIVER

      Subject to certain exceptions set forth in the Indenture and the Supplemental Indenture, (i) the Supplemental Indenture or the Notes may be amended with the written consent of the Holders of at least a majority in aggregate principal amount of the Notes at the time outstanding and (ii) certain defaults or noncompliance with certain provisions may be waived with the written consent of the Holders of a majority in aggregate principal amount of the Notes at the time outstanding. Subject to certain exceptions set forth in the Indenture and the Supplemental Indenture, without the consent of any Holder, the Company and the Trustee may amend the Supplemental Indenture or the Notes to cure any ambiguity, defect or inconsistency, to make any change that does not adversely affect the right of any Holder, to convey, transfer, assign, mortgage or pledge to the Trustee as security for the Notes any property or assets, to evidence the succession of another corporation to the company (or successive successions) and the assumption by the successor corporation of the covenants, agreements and obligations of the Company, to add to the covenants of the Company such further covenants, restrictions or conditions as the Board of Directors and the Trustee shall consider to be for the benefit of the Holders of Notes, and to make the occurrence, or the occurrence and continuance, of a default in any such additional covenants, restrictions or conditions a Default or an Event of Default permitting the enforcement of all or any of the several remedies provided in the Supplemental Indenture and the Indenture, to evidence and provide for the acceptance of appointment hereunder by a successor Trustee with respect to the Notes, or to modify, eliminate or add to the provisions of the Supplemental Indenture to such extent as shall be necessary for the Supplemental Indenture to comply with the TIA, or under any similar federal statute hereafter enacted.

12.   DEFAULTS AND REMEDIES

      Under the Supplemental Indenture, Events of Default include (i) a default by the Company in the payment of any interest which continues for more than 30 days after the due date, (ii) a default by the Company in the payment of any principal or Redemption Price due with respect to the Notes; (iii) a default by the Company or any Restricted Subsidiary with respect to its obligation to pay Indebtedness for borrowed money (other than Indebtedness which is non-recourse to the Company or the Restricted Subsidiary), which default shall have resulted in the acceleration of, or be a failure to pay at final maturity Indebtedness aggregating more than $50 million; (iv) a failure to perform any other covenant or warranty of the Company herein and in the Indenture, which continues for 30 days after written notice as provided in Section 6.01 of the Indenture; (v) final judgments or orders are rendered against the Company or any Restricted Subsidiary which require the payment by the Company or any Restricted Subsidiary of an amount (to the extent not covered by insurance) in excess of $50 million and such judgments or orders remain unstayed or unsatisfied for more than 60 days and are not being contested in good faith by appropriate proceedings; and
(vi) any event described in Sections 6.01(4) or 6.01(5) of the Indenture with respect to the Company or any Restricted Subsidiary. If an Event of Default occurs and is continuing, the Trustee, or the Holders of at least 25% in aggregate principal amount of the Notes at the time outstanding, may declare the outstanding principal of the Notes and any accrued and unpaid interest through the date of such declaration on all of the Notes to be immediately due and payable. Certain events of bankruptcy or insolvency are Events of Default which shall result in the outstanding principal amount of all Notes being declared due and payable immediately upon the occurrence of such Events of Default.

      Holders may not enforce the Supplemental Indenture, the Indenture or the Notes except as provided in the Indenture and the Supplemental Indenture. The Trustee may refuse to enforce the Indenture, the Supplemental Indenture and the Notes unless it receives reasonable indemnity or security. Subject to certain limitations, conditions and exceptions, Holders of a majority in aggregate principal amount of the Notes at the time outstanding may direct the Trustee in its exercise of any trust or power, including the annulment of a declaration of acceleration. The Trustee may withhold from Holders notice of any continuing default (except a default in payment of amounts specified in clauses (i) and (ii) above) if it determines that withholding notice is in their interests.

13.   TRUSTEE DEALINGS WITH THE COMPANY

      The Trustee under the Indenture, in its individual or any other capacity, may become the owner or pledgee of Notes and may otherwise deal with and collect obligations owed to it by the Company or its Affiliates and may otherwise deal with the Company or its Affiliates with the same rights it would have if it were not Trustee.

14.   NO RECOURSE AGAINST OTHERS

      A director, officer, or employee, as such, of the Company or any Subsidiary, the Indenture or any stockholder, as such, of the Company shall not have any liability for any obligations of the Company under the Notes or the Supplemental Indenture or for any claim based on, in respect of or by reason of such obligations or their creation. By accepting a Note, each Holder waives and releases all such liability. The waiver and release are part of the consideration for the issue of the Notes.

15.   GUARANTEES

      This Note will be entitled to the benefits of certain Guarantees, if any, made for the benefit of the Holders. Reference is hereby made to the Supplemental Indenture for a statement of the respective rights, limitations of rights, duties and obligations thereunder of the Guarantors, the Trustee and the Holders.

16.   AUTHENTICATION

      This Note shall not be valid until an authorized officer of the Trustee manually signs the Trustee's Certificate of Authentication on the other side of this Note.

17.   ABBREVIATIONS

      Customary abbreviations may be used in the name of a Holder or an assignee, such as TEN COM (=tenants in common), TENANT (=tenants by the entireties), JT TEN (=joint tenants with right of survivorship and not as tenants in common), CUST (=custodian), and U/G/M/A (=Uniform Gift to Minors
Act).

18.   GOVERNING LAW

      THE LAWS OF THE STATE OF NEW YORK SHALL GOVERN THE SUPPLEMENTAL INDENTURE AND THIS NOTE.

      The Company shall furnish to any Holder upon written request and without charge a copy of the Supplemental Indenture which has in it the text of this
Note in larger type. Requests may be made to:

      Lennar Corporation
      700 N.W. 107th Avenue
      Miami, Florida 33172
      Attn: Chief Financial Officer

                                   ASSIGNMENT

      For value received ________________ hereby sell(s), assign(s) and transfer(s) unto _____________ (Please insert social security or other Taxpayer Identification Number of assignee) the within Note, and hereby irrevocably constitutes and appoints __________ attorney to transfer the said Note on the books of the Company, with full power of substitution in the premises.

Dated:

                                                ________________________________
                                                           Signature(s)

                                                NOTICE: The above signatures of
                                                the holder(s) hereof must
                                                correspond with the name as
                                                written upon the face of the
                                                Note in every particular without
                                                alteration or enlargement or any
                                                change whatever.

                                                ________________________________
                                                       Signature Guarantee

Signature must be guaranteed by an "eligible guarantor institution," that is, a bank, stockbroker, savings and loan association or credit union meeting the requirements of the Registrar, which requirements include membership or participation in the Securities Transfer Agents Medallion Program ("STAMP") or such other "signature guarantee program" as may be determined by the Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934.

                                                                       EXHIBIT B

                                    GUARANTEE

      For value received, the undersigned each hereby unconditionally guarantees, as principal obligor and not only as a surety, to the Holders of the Notes the cash payments in United States Dollars of any amounts due with respect to the Notes in the amounts and at the times when due and interest on all overdue amounts, if lawful, and the payment or performance of all other obligations of the Company under the Supplemental Indenture (as defined below) or the Notes, to the Holder of this Note and the Trustee, all in accordance with and subject to the terms and limitations of this Note, Article Eight of the Supplemental Indenture and this Guarantee. This Guarantee will become effective in accordance with Article Eight of the Supplemental Indenture and its terms shall be evidenced therein. The validity and enforceability of any Guarantee shall not be affected by the fact that it is not affixed to any particular Note.

      Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Seventh Supplemental Indenture, dated as of March 19, 2004, among Lennar Corporation, a Delaware corporation, the Guarantors named therein and J.P. Morgan Trust Company, N.A., as trustee (the "Trustee"), as amended or supplemented (the "Supplemental Indenture").

      The obligations of the undersigned to the Holders of Notes and to the Trustee pursuant to this Guarantee and the Indenture are expressly set forth in Article Eight of the Supplemental Indenture and reference is hereby made to the Indenture for the precise terms of the Guarantee and all of the other provisions of the Indenture to which this Guarantee relates.

      THIS GUARANTEE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAW. Each Guarantor hereby agrees to submit to the jurisdiction of the courts of the State of New York in any action or proceeding arising out of or relating to this Guarantee.

      This Guarantee is subject to release upon the terms set forth in the Supplemental Indenture.

      The undersigned acknowledges that this Guarantee is subject to the TIA and the undersigned agrees to discharge its duties under the TIA.

      IN WITNESS WHEREOF, each Guarantor has caused its Guarantee to be duly executed.

Dated:________________________

                                        [GUARANTOR],
                                              as Guarantor

                                        By:___________________________________
                                           Name:
                                           Title:

                                        By:_____________________________________
                                           Name:
                                           Title:

                                       B-2